EXHIBIT 99.1

THE BANK OF NEW YORK MELLON

Officer’s Certificate

March 6, 2009

MERRILL LYNCH DEPOSITOR, INC.
North Tower, 7th Floor
4 World Financial Center
New York, New York 10080

PREFERREDPLUS AND PPLUS TRUST

The undersigned, Joseph Panepinto, Vice-President of The Bank of New York Mellon (formerly The Bank of New York), a New York corporation (the “Trustee”), hereby certifies in such capacity that, based on his knowledge, the Trustee has complied, in all material respects, with all conditions and covenants applicable to the Trustee under the Standard Terms for Trust Agreements dated November 5, 2004 between Merrill Lynch Depositor, Inc. as depositor (the “Depositor”) and the Trustee, as trustee and securities intermediary (the “Securities Intermediary”), in each case as amended by a series supplement between the Depositor, the Trustee and the Securities Intermediary for each trust series listed in the attached schedule.

  With respect to the PPLUS Trust Series JPM-1 distribution on June 16, 2008, the amount of interest to be paid by the Trust was calculated incorrectly. As such, on September 25, 2008, BNY corrected this error and a revised 8-K was filed on October 6, 2008.

  With respect to the PreferredPLUS Trust Series GEC-1, the September 15, 2008 Exhibit 99.1 within the Form 8-K incorrectly referenced the March 17, 2008 distribution date. On March 5, 2009 a revised 8-K was filed to reflect the correct distribution date.
Very truly yours,

The Bank of New York Mellon (formerly The Bank of New York), as Trustee

By: /s/ Joseph Panepinto
Name: Joseph Panepinto Title: Vice President

SCHEDULE

PPLUS Trust Series GSC-3
PPLUS Trust Series LMG-4
PPLUS Trust Series GSC-4
PPLUS Trust Series RRD-1
PPLUS Trust Series LTD-1